EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is made as of April 1, 2005 (the "Effective Date") by PHOENIX FORMS, INC., a Georgia corporation (the "Employer"), and WILLIAM R. FALCON, an individual resident in the State of Georgia (the "Employee").

            The parties, intending to be legally bound, agree as follows:

            1.         EMPLOYMENT TERMS AND DUTIES

                        1.1       Employment.  The Employer hereby employs the Employee, and the Employee hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.  Employee's office shall initially be located in Suwanee, Georgia, and Employee shall not be required to re-locate to another office or facility outside the geographical limits of the Atlanta metropolitan area during the term of this Agreement.

                        1.2       Term.  Subject to the provisions of Section 5, the term of the Employee's employment under this Agreement will be three (3) years, beginning on the Effective Date and ending on the third anniversary of the Effective Date.  After the initial term, this Agreement will automatically extend for successive terms of one year each unless either party gives notice to the other party at least thirty (30) days prior to the end of any year that he or it does not desire to extend the term.

                        1.3       Duties  Subject to the provisions of Section 1.4, the Employee is employed as Vice-President of the Employer.  The Employee shall report directly to the President of the Employer and shall perform all of the duties incident to the position of Vice-President, with primary responsibility for assisting the President in office administration, personnel matters, customer relations, product development, marketing, system installation, and other activities incident to the management of the Employer.  In addition, the Employee shall perform such other duties as may be reasonably prescribed from time to time by the Board of Directors of the Employer.  The Employee further agrees to comply with the Employer's policies, rules and regulations as determined and amended from time to time by the Board of Directors of the Employer. The Employee will devote his entire business time, attention, skill, and energy exclusively to the business of the Employer, will use his best efforts to promote the success of the Employer's business, and will cooperate fully with the Board of Directors in the advancement of the best interests of the Employer.  Nothing in this Section 1.3, however, will prevent the Employee from engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with the Employee's duties under this Agreement or his obligations under that certain Stock Purchase Agreement, dated as of April 1, 2005.

                        1.4       Office.  During the term of his employment, Employee shall have the title of Vice-President, or any other executive title that Employer's Board of Directors may assign.

            2.         COMPENSATION

                        (a)       Salary.  Subject to Section 2(b), in consideration of the services to be rendered under this Agreement, Employer shall pay Employee a base salary of ONE HUNDRED THIRTY TWO THOUSAND AND NO/100 DOLLARS ($132,000) per year, payable according to Employer's normal payroll practices.  All compensation to be paid to Executive under this Agreement shall be less withholdings required by law.  Nothing herein shall be deemed to restrict the right of the Employer's Board of Directors to increase the Employee's annual gross base salary, bonuses, and fringe benefits or grant stock options at any time in its discretion.

                        (b)  Salary Adjustments  For the period beginning on April 1, 2005 and ending on June 30, 2005, Employee will be paid a base salary of  SEVEN THOUSAND AND NO/100 ($7,000.00) per month.  Thereafter, until the Target Attainment Date, Employee's base salary will be NINE THOUSAND AND NO/100 DOLLARS ($9,000.00) per month (the "Adjusted Base Salary").   For purposes of this Agreement, "Initial Target Attainment Date" shall mean the last day of the first calendar quarter in which, in the Employer's reasonable judgment based upon Employer's reported EBIT, all of the following circumstances exist: (i) the Employer reports EBIT for the preceding quarter in an amount greater than the difference between the base salary and the Adjusted Base Salary ; (ii) in the Employer's reasonable judgment, it is more likely than not that the Employer will continue to report EBIT of not less than such amount in the subsequent quarter; (iii) the Employer was cash flow positive during, and at the end of, such quarter in an amount greater than the difference between the base salary and the Adjusted Base Salary; and (iv) in the Employer's reasonable judgment, it is more likely than not that the Employer will continue to be cash flow positive by at least such amount in the subsequent quarter.

Beginning with the first calendar quarter after the Initial Target Attainment Date, and for each calendar quarter thereafter,Employer will pay the Employee's a monthly base salary of ELEVEN THOUSAND AND NO/100 DOLLARS ($11,000.00) per month provided that all conditions required for the Initial Target Attainment Date were also applicable to the preceding calendar quarter.  In the event that any of such conditions are not applicable to any calendar quarter subsequent to the Initial Target Attainment date, Employer may adjust the Employee's monthly base salary to NINE THOUSAND AND NO/100 DOLLARS ($9,000.00) per month for a period of ninety (90) days.

The Employer may, at its sole option, pay all or any portion of such additional salary prior to the Target Attainment Date at the end of any calendar quarter in which the following circumstances exist: (i) the Employer reports net income for the quarter then ended in an amount greater than the base salary and the Adjusted Base Salary; (ii) in the Employer's reasonable judgment, it is more likely than not that the Employer will report net income of not less than such amount in the next quarter; (iii) the Employer was cash flow positive during, and as of the end of, such quarter in an amount greater than the difference between the base salary for such quarter; and (iv) in the Employer's reasonable judgment, it is more likely than not that the Employer be cash flow positive by at least such amount in the next quarter.

                        (c)       Benefits.  During the term of employment the Employee will be permitted to participate in such pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Employee is eligible under the terms of those plans.

            3.         FACILITIES AND EXPENSES

                        The Employer will furnish the Employee office space, equipment, supplies, and such other facilities and personnel reasonably necessary or appropriate for the performance of the Employee's duties under this Agreement.  The Employer will pay on behalf of the Employee (or reimburse the Employee for) reasonable expenses incurred by the Employee at the request of, or on behalf of, the Employer in the performance of the Employee's duties pursuant to this Agreement.  The Employee must file expense reports with respect to such expenses in accordance with the Employer's policies.

            4.         VACATIONS

            The Employee will be entitled to three (3) weeks paid vacation each calendar year in accordance with the vacation policies of the Employer in effect for its employees from time to time.

            5.         TERMINATION

                        5.1       Events of Termination.  The employment and any and all other rights of the Employee under this Agreement or otherwise as an employee of the Employer will terminate (except as otherwise provided in this Section 5):

(a)             upon the death of the Employee;

(b)            upon the permanent disability of the Employee; or

                                    (c)       for good reason (as defined in Section 5.2) upon not less than thirty (30) days' prior notice from the Employer to the Employee.

                        5.2       Definition of "For Good Reason."  For purposes of Section 5.1, the phrase "for good reason" means (a) the Employee's material breach of this Agreement; (b) the Employee's failure to adhere to any written Employer policy if the Employee has been given a reasonable opportunity to comply with such policy or cure his failure to comply; (c) the appropriation (or attempted appropriation) of a material business opportunity of the Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer; (d) the misappropriation (or attempted misappropriation) of any of the Employer's funds or property having a material value; or (e) the conviction of or the entering of a guilty plea or plea of no contest with respect to, a felony or the equivalent thereof.

                        5.3       Definition of "Permanent Disability."  For purposes of Section 5.1, "permanent disability" shall be defined as the mental or physical incapacity of Employee which would prevent the Employee from performing his normal and customary duties for a period of six (6) consecutive months.

                        5.4       Termination Pay.  Effective upon the termination of this Agreement pursuant to Section 5.1 or if the Employee voluntarily terminates his employment with the Employer, the Employer will be obligated to pay the Employee (or, in the event of his death, his designated beneficiary) only such compensation up to the date of termination.  If employment is terminated by the Employer, other than "for good reason" pursuant to Section 5.1(c) hereof, then the Employer will be obligated to pay the Employee the salary provided for in Section 2(a)  for the remaining original term of this Agreement.  If employment is terminated by the Employer during the final twelve months of the term, other than "for good reason" pursuant to Section 5.1(c) hereof, then the Employer will be obligated to pay the Employee the salary provided for in Section 2(a) for a period of three months after the date of termination.

            6.         NON-DISCLOSURE COVENANT; EMPLOYEE INVENTIONS

                        6.1       Acknowledgments by the Employee.  The Employee acknowledges that (a) during the Employment Period and as a part of his employment, the Employee will be afforded access to Confidential Information (as defined in Section 6.2); (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; and (c) the provisions of this Section 6 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

                        6.2       Definition of "Confidential Information".  Confidential Information means any and all:

(a)       trade secrets concerning the business and affairs of the Employer, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and any other information, however documented, that is a trade secret within the meaning of the Georgia Uniform Trade Secrets Act; and

(b)       information concerning the business and affairs of the Employer (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented; and

(c)       notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer containing or based, in whole or in part, on any information included in the foregoing; provided, however

(d)       Employee may disclose such Confidential Information as follows:  (i) to Employee's legal counsel, accountant or financial advisor, for whose actions the Employee will be responsible; (ii) to comply with any applicable law or order, provided that the Employee notifies the Employer of any action of which he is aware which may result in disclosure; (iii) to the extent that the Confidential Information is or becomes generally available to the public through no fault of the Employee; and (iv) to the extent that the same information becomes available (on a non-confidential basis) to the Employee from another source that, to the knowledge of the Employee, has no confidentiality obligation regarding such information.

                        6.3       Agreements of the Employee Regarding Confidentiality.  In consideration of the compensation and benefits to be paid or provided to the Employee by the Employer under this Agreement, the Employee covenants as follows:

                                    (a)       For a period of (i) five (5) years after the date hereof, or (ii) twenty four (24) months following Employee's last date of employment hereunder, whichever is later, the Employee will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Employer.

                                    (b)       Any trade secrets of the Employer will be entitled to all of the protections and benefits under the Georgia Uniform Trade Secrets Act and any other applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Employee hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

                                    (c)       The Employee will not remove from the Employer's premises (except to the extent such removal is for purposes of the performance of the Employee's duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). The Employee recognizes that, as between the Employer and the Employee, all of the Proprietary Items, whether or not developed by the Employee, are the exclusive property of the Employer. Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Employee will return to the Employer all of the Proprietary Items in the Employee's possession or subject to the Employee's control, and the Employee shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

            7.         GENERAL PROVISIONS

                        7.1       Injunctive Relief and Additional Remedy.  The Employee acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Sections 6) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief.

                        7.2       Covenants of Sections 6 are Essential and Independent Covenants.  The covenants by the Employee in Sections 6 are essential elements of this Agreement, and without the Employee's agreement to comply with such covenants, the Employer would not have entered into this Agreement or employed or continued the employment of the Employee. The Employer and the Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.

                        The Employee's covenants in Sections 6 are independent covenants and the existence of any claim by the Employee against the Employer under this Agreement or otherwise will not excuse the Employee's breach of any covenant in Section 6.

                        If the Employee's employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Employee in Section 6.

                        7.3.  Binding Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by binding arbitration in accordance with the provisions of the Georgia Arbitration Code (O.C.G.A. Section 9-9-1 et.seq.).  The award of the arbitrator(s) shall be binding upon all parties hereto, and judgment may be entered upon such award in any Court of competent jurisdiction.  The costs of such arbitration are to be borne equally by the parties to this Agreement.  Anything herein to the contrary notwithstanding, this provision regarding Arbitration shall not apply to any breach arising under paragraph 7 of this Agreement.

                        7.4       Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

                        7.5       Entire Agreement; Amendments.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

                        7.6       Governing Law.  This Agreement will be governed by the laws of the State of Georgia without regard to conflicts of laws principles.

                        7.7       Section Headings, Construction.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

                        7.8       Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                        7.9       Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

            IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

EMPLOYER:                                                            EMPLOYEE:

PHOENIX FORMS, INC.

By: /s/ K. Mason Conner                                            /s/ William R. Falcon
      K. Mason Conner, President                                 William R. Falcon